---------------------------                                                              ----------------------------
          FORM 4                      U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
---------------------------                   Washington, D.C. 20549                     ----------------------------
[_]Check this box                                                                        OMB Number:        3235-0287
if no longer subject                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Expires:   December 31, 2001
of Section 16. Form 4                                                                    Estimated average burden
or Form 5 obligations        Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
may continue. See             Act of 1934, Section 17(a) of the Public Utility Holding   ----------------------------
Instruction 1(b).                   Company Act of 1935 or Section 30(f) of the
                                          Investment Company Act of 1940

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                            (Print or Type Responses)

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1.   Name and Address of Reporting Person*

  McKibben,         Craig              L.
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   (Last)       (First)      (Middle)

  135 East 57th Street

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               (Street)

  New York,      NY          10022
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   (City)      (State)       (Zip)


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2. Issuer Name and Ticker or Trading Symbol

  Ampex Corporation (AXC)
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

         11/01

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X]  Director                             [ ]  10% Owner

   [X]  Officer (give title below)           [_]  Other (specify below)

  Vice President, Treasurer

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person

   [ ]  Form filed by More Than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
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1. Title of Security         2. Transaction  3. Transaction   4. Securities Acquired (A) or  5. Amount of    6. Owner- 7. Nature of
(Instr. 3)                      Date            Code             Disposed of (D)                Securities      ship      Indirect
                                (Month/Day)     (Instr. 8)       (Instr. 3, 4 and 5)            Beneficially    Form:     Beneficial
                                 Year)                                                          Owned at End    Direct    Ownership
                                                                                                of Month        (D) or
                                                                                                                Indirect
                                                                                                                (I)
                                               -------------------------------------------
                                                 Code     V      Amount    (A)or    Price       (Instr. 3       (Instr.4) (Instr. 4)
                                                                                                and 4)

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v). FORM 4 (continued)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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Title of    2.Conver- 3. Trans-  4. Trans-  5. Number of    6. Date          7. Title        8. Price  9. Number 10.Owner- 11.Nature
Derivative    sion       action     action     Derivative      Exercisable      and             of        of        ship     of
Security      or         Date       Code       Securities      and              Amount          Deriv-    Deriv-    Form     In-
(Instr. 3)    Exer-      (Month/    (Instr.    Acquired (A)    Expiration       of              ative     ative     of       direct
              cise       Day/       8)         or Disposed     Date             Under           Secur-    Secur-    Deriv-   Bene-
              Price      Year)                 of(D)           (Month           lying           ity       ities     ative    ficial
              of                               (Instr. 3,      /Day/Year)       Secu            (Instr.   Bene-     Secur-   Owner-
              Deriv-                           4 and 5)                         rities          5)        ficially  ity:     ship
              ative              .                                              (Instr                    Owned     Direct   (Instr.
              Secur-                                                            and 4)                    at End    (D) or    4
              ity                 ---------------------------------------------                           of        In-
                                                                                                          Month     direct
                                    Code V     (A)   (D)       Date     Expira- Title   Amount            (Instr.   (I)
                                                               Exer-    tion            or                4)
                                                               cisable  Date            Number
                                                                                        of
                                                                                        Shares

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Option to                                                                        Class A
Acquire                                                                          Common
(Note 1)      $0.18    11/13/01      A   V     75,000          06/30/02 09/30/03 Stock   75,000   0       Note 2     D
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
Explanation  of  Responses:

Note 1: Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan (the "Plan").

Note 2: The column 9 total does not include other options outstanding under the Plan, because their exercise prices and exercise periods are different.

          /s/  Craig L. McKibben                               12/05/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date
                  Craig L. McKibben


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.